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PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To prospectus dated August 25, 2010)	Registration No. 333-167672

$1,250,000,000

Landwirtschaftliche Rentenbank

1.375% NOTES DUE 2019

Interest payable on April 23 and October 23

This prospectus supplement relates to the offering by us of $1,250,000,000 of notes. This prospectus supplement does not contain complete information about the offering of the notes. Additional information is contained in the accompanying prospectus.

The notes are not redeemable at any time prior to maturity, except (1) at our option in the case of certain changes in the tax laws of the Federal Republic of Germany (the “Federal Republic”) and (2) at the holder’s option in the case of certain changes related to the backing of our obligations by the Federal Republic. See the sections entitled “— Redemption for Tax Reasons” and “— Redemption at Holder’s Option” under “Description of the Notes”.

Under our governing law, the notes will be effectively backed by the full faith and credit of the Federal Republic. See “Responsibility of the Federal Republic for Rentenbank” in the accompanying prospectus.

Application has been made to list the notes on the SIX Swiss Exchange.

PRICE 99.456% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discount and Commissions	Proceeds to Rentenbank
Per Note	99.456%	0.15%	99.306%
Total	$1,243,200,000	$1,875,000	$1,241,325,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg on October 23, 2012.

Joint Bookrunners

CITIGROUP	DEUTSCHE BANK	RBC CAPITAL MARKETS

The date of this prospectus supplement is October 16, 2012.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement should be read together with the accompanying prospectus dated August 25, 2010, which contains information regarding Landwirtschaftliche Rentenbank and other matters, including a description of certain terms of the notes being offered hereby. Further information concerning Rentenbank, the Federal Republic and the notes offered hereby may be found in the registration statement (Registration No. 333-167672), as amended, and its exhibits filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 and relating to the debt securities of Rentenbank described in the accompanying prospectus. These documents are also available free of charge at the offices of BNP Paribas (Suisse) S.A., 2, Place de Hollande, 1211 Geneva 11, Switzerland.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of such documents or, with respect to information incorporated by reference, as of the date of such information.

This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the SIX Swiss Exchange for the purpose of giving information with regard to Landwirtschaftliche Rentenbank. The SIX Swiss Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Rentenbank accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect. This document may only be used for the purpose for which it has been published.

The distribution of the accompanying prospectus and this prospectus supplement and the offering of the notes in some jurisdictions may be restricted by law. Persons into whose possession the prospectus and this prospectus supplement come should inform themselves about and observe any such restrictions. The accompanying prospectus and this prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

PRESENTATION OF FINANCIAL DATA

In this prospectus supplement, references to “euro”, “EUR” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic, as of January 1, 1999. References to “U.S. dollars”, “U.S.$” or “$” are to United States dollars. For information regarding exchange rates between euro and U.S. dollars, see the section entitled “Exchange Rate Information” and Rentenbank’s annual report on Form 18-K, as amended, which is incorporated by reference herein. On October 16, 2012, the euro foreign exchange reference rate as published by the European Central Bank was EUR 1.00 = 1.3046 U.S. dollar (EUR 0.7665 per U.S. dollar).

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Except as required under the Federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after they are made, whether as a result of new information, future events or otherwise.

In this prospectus supplement, references to “Rentenbank”, “we” or “us” are to Landwirtschaftliche Rentenbank.

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RECENT DEVELOPMENTS

THE FEDERAL REPUBLIC OF GERMANY

Other Recent Developments

On June 29, 2012, the German Bundestag and Bundesrat enacted laws approving the fiscal compact and the ESM. Several complaints were filed with the German Federal Constitutional Court against these laws with a view to preventing the president of the Federal Republic from signing the laws, which is a pre-condition for their entry into force. In September 2012, the German Federal Constitutional Court approved the ratification of the fiscal compact. The approval by the Federal Constitutional Court is conditioned upon a legally binding clarification under international law to the effect that the maximum liability of the Federal Republic of EUR 190 million may only be increased if the representative of the Federal Republic in the relevant bodies of the ESM approves such increase. In late September 2012, the parties to the ESM issued a statement that ensures compliance with the condition imposed by the German Federal Constitutional Court. Accordingly, the president of the Federal Republic signed the laws approving the fiscal compact and the ESM. The ESM was launched on October 8, 2012.

Sources: Bundesregierung, Zustimmung zu Fiskalvertrag und ESM, statement of June 29, 2012 (http://www.bundesregierung.de/Content/DE/Artikel/2012/06/2012-06-29-ratifizierung-esm-fiskalvertrag.html?nn=454930); Bundesregierung, Bundesregierung tritt für Fiskalpakt ein, statement of July 4, 2012 (http://www.bundesregierung.de/Content/DE/Artikel/2012/07/2012-07-04-kabinett-bverfg.html?nn=454930); Bundesverfassungsgericht, Urteilsverkündung in Sachen “ESM/Fiskalpakt – Anträge auf Erlass einer einstweiligen Anordnung,” press release of July 16, 2012 (http://www.bundesverfassungsgericht.de/pressemitteilungen/bvg12-055); Bundesregierung, Euro-Rettungsschirm und Fiskalvertrag ratifiziert, statement of September 27, 2012 (http://www.bundesregierung.de/Content/DE/Artikel/2012/09/2012-09-12--bundesverfassungsgericht-zu-esm-und-fiskalvertrag.html); European Stability Mechanism, European Stability Mechanism (ESM) is inaugurated, press release of October 8, 2012
(http://www.esm.europa.eu/press/releases/20121008_esm-is-inaugurated.htm).

On September 6, 2012, the president of the ECB stated that the ECB had decided on the modalities for undertaking Outright Monetary Transactions (OMTs) in secondary markets for sovereign bonds in the euro area. Within its mandate to maintain price stability over the medium term and in observance of its independence in determining monetary policy, the ECB aims to preserve the singleness of its monetary policy and to ensure the proper transmission of its policy stance to the real economy throughout the area. OMTs will enable the ECB to address severe distortions in government bond markets.

Source: Introductory statement to the press conference (with Q&A), Mario Draghi, President of the ECB, Vítor Constâncio, Vice-President of the ECB, September 6, 2012 (http://www.ecb.int/press/pressconf/2012/html/is120906.en.html).

EXCHANGE RATE INFORMATION

We file reports with the SEC giving economic data expressed in euro.

The following table shows noon buying rates for euro, expressed as U.S. dollars per EUR 1.00, for the periods indicated, as published on a weekly basis by the Federal Reserve Bank of New York.

	Period End	Average(1)	High	Low

Quarter ended September 30, 2012	1.2856	1.2583	1.3142	1.2062

(1)	The average of the noon buying rates on the last business day of each month during the relevant period.

The following table shows the high and low noon buying rates for euro, expressed as U.S. dollars per EUR 1.00, for each month from August through September 2012, published on a weekly basis by the Federal Reserve Bank of New York.

2012	High	Low

August	1.2583	1.2149
September	1.3142	1.2566

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No representation is made that the euro or U.S. dollar amounts referred to herein or referred to in the documents which incorporate this information by reference could have been or could be converted into U.S. dollars or euro, as the case may be, at any particular rate.

There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic if such payment exceeds EUR 12,500 (or the equivalent in a foreign currency).

ADDITIONAL INFORMATION ON UNITED STATES TAXATION

As discussed under “United States Taxation-Foreign Financial Assets Reporting” in the accompanying prospectus, a law enacted in 2010 requires individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 to file an information report with respect to such assets with their United States federal income tax returns. Guidance subsequently issued by the United States Internal Revenue Service prescribes higher reporting thresholds for certain individuals and exempts “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may be subject to this reporting requirement). In addition, proposed regulations extend this reporting requirement to certain United States entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

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USE OF PROCEEDS

The net proceeds from the sale of the notes will be $1,241,325,000 (after deduction of underwriting discounts and commissions but before expenses of the offering). The net proceeds from the sale of the notes will be used to finance our lending activities as described in the accompanying prospectus, including the refinancing of existing liabilities.

DESCRIPTION OF THE NOTES

The following is a description of certain terms of the notes and supplements the description of the general terms and conditions of the securities in the accompanying prospectus under the heading “Description of the Securities”. If the terms described in the following summary differ from the terms described in the accompanying prospectus, you should rely on the terms described in the following description. This description is qualified in its entirety by reference to the terms and conditions of the notes, which are discussed below. Copies of the form of the notes and of the Fiscal Agency Agreement pursuant to which the notes will be issued have been filed with the SEC as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

We will initially offer the notes in an aggregate principal amount of $1,250,000,000. The notes will mature at par on October 23, 2019. The notes will be issued in minimum denominations of $1,000 and multiples thereof.

The notes will constitute unsecured and unsubordinated obligations of Rentenbank and will rank pari passu without any preference among themselves (whether by reason of priority of date of issue or otherwise) and at least equally with all other unsecured and unsubordinated obligations of Rentenbank, present and future, subject to statutory exceptions relating to the payment of certain liabilities ahead of unsecured debts. These exceptions arise under our governing law and the insolvency laws of the Federal Republic and would apply if we were the subject of an insolvency proceeding. These laws dictate that the fees and costs of the insolvency proceedings and either liabilities relating to the administration of the estate or the fulfillment of liabilities the administrator deems necessary for the benefit of the insolvent estate would be paid before unsecured obligations.

Application has been made to list the notes on the SIX Swiss Exchange.

At December 31, 2011, the outstanding total of our secured bond obligations was €2.8 billion. This includes our registered bonds and secured bearer bonds. There are no material secured obligations other than our registered bonds and secured bearer bonds.

The notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement, beginning October 23, 2012, payable semi-annually in arrears on April 23 and October 23 of each year, commencing April 23, 2013. Payments will be made to the person who is the registered holder at the close of business on the day immediately preceding such interest payment date. If any interest, principal or redemption payment date falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

As used in this section “Description of the Notes” and in the notes, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (known as TARGET2) System is open. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. The notes do not provide for any sinking fund. We may redeem the notes prior to maturity in the circumstances described in “— Redemption for Tax Reasons” below.

Book-Entry System and Form of the Notes

The notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”). Global Notes will be registered in the name of DTC or its nominee. Except as set forth below, Global Notes may be transferred, in whole and not in part, only to DTC or its nominee.

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Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Banking”). Investors may elect to hold interests in the notes through any of DTC, Euroclear or Clearstream, Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Upon issuance of a Global Note, we expect that DTC or its nominee will credit on its book-entry registration and transfer system the principal amount of the notes represented by the Global Note to the accounts of institutions that have accounts with DTC or its nominee (“participants”). Euroclear and Clearstream, Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Fiscal Agent initially will act as depositary for DTC. The accounts to be initially credited will be designated by the underwriters participating in the distribution of notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by the Global Note for all purposes under the Fiscal Agency Agreement. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Fiscal Agency Agreement. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, to the extent relevant, Euroclear or Clearstream, Banking, and the participant through which the person owns its interest, to exercise any rights of a holder under the Fiscal Agency Agreement. Rentenbank understands that, under existing practice, in the event that Rentenbank requests any action by a holder or a beneficial owner desires to take any action that a holder is entitled to take, the depositary would act upon the instructions of the participant or authorize the participant to take such action, and the participants would authorize beneficial owners owning through these participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal and interest payments on the notes represented by a Global Note registered in the name of DTC or its nominee will be made by us to the Fiscal Agent. The Fiscal Agent will make payments to DTC or its nominee, as the case may be, as the registered holder of the Global Note. None of Rentenbank, the Fiscal Agent or any paying agent for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC to its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers registered in “street name”, and will be the responsibility of these participants. Distributions with respect to notes held through Euroclear or Clearstream, Banking will be credited to the cash accounts of Euroclear participants or Clearstream, Banking participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither Rentenbank nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has informed us that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the U.S. Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their

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representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Euroclear and Clearstream, Banking have informed us that: Euroclear and Clearstream, Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream, Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream, Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream, Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Banking is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

The following arrangements will apply to the notes:

Initial settlement for the notes will be made in U.S. dollars in immediately available funds (i.e., for value on the date of delivery of the notes).

Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Investors electing to hold their notes through Euroclear or Clearstream, Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

All notes will be recorded in a register maintained by the Fiscal Agent. The Fiscal Agent will be responsible for (1) maintaining a record of the aggregate holdings of all outstanding notes evidenced by the Global Notes; (2) ensuring that payments of principal and interest in respect of the notes received by the Fiscal Agent from Rentenbank are duly credited to the holders of the notes; and (3) transmitting to Rentenbank any notices from the holders of the notes.

Secondary market sales of book-entry interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream, Banking to purchasers of book-entry interests in the notes through Euroclear or Clearstream, Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Banking and will be settled using the procedures applicable to conventional eurobonds.

If DTC is at any time unwilling or unable to continue as depositary or is ineligible to act as depositary, and a successory depositary is not appointed by Rentenbank within 90 days after Rentenbank is notified by DTC or becomes aware of this condition, Rentenbank will issue notes in definitive form in exchange for the Global Note representing the notes. In addition, Rentenbank may at any time and in its sole discretion determine not to have the notes represented by one or more Global Notes and, in that case, will issue notes in definitive form in exchange for all of the Global Notes representing the notes. In that case, the notes will be issued only in fully registered form without coupons in denominations of U.S.$1,000 and multiples thereof. If notes are issued in definitive form, DTC will provide the Fiscal Agent with registration information and payment instructions. Thereafter, payment and transfers will be effected by the Fiscal Agent. In case of definitive notes, arrangements can be made for payment and transfer of such notes at the offices of the Swiss Paying and Transfer Agent.

Redemption for Tax Reasons

For a discussion of our option to redeem the notes for tax reasons, please see “Description of the Securities — Redemption for Tax Reasons” in the accompanying prospectus.

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Redemption at Holder’s Option

If, as a result of a change in the ownership of our capital stock, a change in the laws of the Federal Republic, a change in the official interpretation of those laws, or any action taken by the Federal Republic, its legislative bodies, political subdivisions or courts, our obligations under the notes are no longer fully backed by the credit of the Federal Republic under the public law principle of institutional liability (Anstaltslast) or by any replacement instrument, the notes may be redeemed at the option of the holders. Under the terms of the notes, these events are referred to as “Redemption Events”. After a Redemption Event occurs, Rentenbank will give notice to the Fiscal Agent, who will send each holder a notice of their right to redeem. Holders of the notes will have 60 days from the time they receive this notice from the Fiscal Agent to return the notice and the certificates representing the notes to be redeemed. After this 60-day period, holders will not have the option to redeem the notes unless a new Redemption Event occurs. The redemption price will equal 100% of the principal amount plus any accrued interest.

Further Issues

For a discussion of our ability to issue notes of the same series, please see “Description of the Securities — Further Issues of Securities of Same Series” in the accompanying prospectus.

Fiscal Agent

There will be a registrar, Fiscal Agent and principal paying agent (the “Fiscal Agent”) for Rentenbank, whose duties will be governed by the Fiscal Agency Agreement. Deutsche Bank Trust Company Americas, which will act as Fiscal Agent for the notes, has its principal corporate agency and trust office at 60 Wall Street, 27th Floor, New York, New York 10005. We may replace the Fiscal Agent. We may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of Rentenbank, is not a trustee for the holders of notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Notices

Notices to holders of the notes will be delivered to the registered holders and will be published, so long as the notes are listed on the SIX Swiss Exchange, on the website of the SIX Swiss Exchange (www.six-exchange-regulation.com/publications/communiques/official_notices_en.html).

Replacement Notes

In case of mutilation, destruction, loss or theft of any definitive note, application for replacement is to be made with the Fiscal Agent. Any such definitive note will be replaced by the Fiscal Agent in compliance with such procedures as Rentenbank and the Fiscal Agent may require and subject to applicable laws and regulations of the State of New York and the SIX Swiss Exchange.

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UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated October 16, 2012 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and Rentenbank has agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their respective names below:

Names	Principal Amount of Notes

Citigroup Global Markets Limited	$396,667,000
Deutsche Bank AG, London Branch	396,667,000
RBC Capital Markets, LLC	396,666,000
Credit Agricole Securities (USA) Inc.	20,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	20,000,000
TD Securities (USA) LLC	20,000,000

Total	$1,250,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the notes, if any are taken.

The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, the notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the notes in the offering, if they repurchase previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

Each of the Underwriters has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(i)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(ii)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Underwriter; or

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(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require Rentenbank or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For purposes hereof, the expression an “offer of the notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

Each Underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such notes in full compliance with any rules or regulations made pursuant to the FSMA which apply to Rentenbank; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each Underwriter has acknowledged and agreed that the notes have not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948, as amended, the “Financial Instruments and Exchange Law”), and that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Each Underwriter has represented and agreed that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each Underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

a)	a corporation (which is not an accredited investor) (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, provided that securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

	i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or (in the case of trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

	ii)	where no consideration is given for the transfer; or

	iii)	where the transfer is by operation of law; or

	iv)	pursuant to Section 276(7) of the SFA.

Each of the Underwriters has acknowledged that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the Underwriters or Rentenbank that would permit a public offering of the notes, or possession or distribution of any offering materials in any jurisdiction where action for those purposes is required.

Rentenbank does not intend to apply for listing of the notes on a United States national securities exchange, but has been advised by the Underwriters that they intend to make a market in the notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Rentenbank has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the Underwriters and their affiliates from time to time have performed, and may in the future perform, various investment banking and/or commercial banking services for Rentenbank in the ordinary course of their respective businesses.

It is expected that delivery of the notes will be made on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered by the underwriters may be required, by virtue of the fact that the notes initially will settle in five business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes before delivery of the notes should consult their own advisor.

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VALIDITY OF THE NOTES

The validity of the notes will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of the notes will be passed upon by Hogan Lovells US LLP, counsel for the Underwriters. Hogan Lovells US LLP may rely as to all matters of German law on the opinion of the in-house legal advisors for Rentenbank. Sullivan & Cromwell LLP is advising Rentenbank as to matters of United States Federal and New York law. All statements in the accompanying prospectus and this prospectus supplement with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

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GENERAL INFORMATION

Listing

Application has been made to list the notes on the SIX Swiss Exchange (formerly known as SWX Swiss Exchange). As long as the notes are listed on the SIX Swiss Exchange, there will be a paying and transfer agent in Switzerland (the “Swiss Paying and Transfer Agent”). BNP Paribas (Suisse) S.A., which is appointed as the Swiss Paying and Transfer Agent and Listing Agent, has its principal offices at 2, Place de Hollande, 1211 Geneva 11, Switzerland. BNP Paribas (Suisse) S.A. is a recognized representative pursuant to Article 43 of the Listing Rules (Kotierungsreglement) of the SIX Swiss Exchange. As long as the notes are listed on the SIX Swiss Exchange, the last trading day will be three Swiss business days prior to maturity.

As long as the notes are listed on the SIX Swiss Exchange, Rentenbank will accept the jurisdiction of the ordinary courts of the Canton of Geneva, Switzerland, in addition to any state or federal court in the City of New York and, to the extent permitted by German law, the competent courts in the Federal Republic, in respect of any action arising out of or based on the notes that may be maintained by any holder thereof.

Authorization

Rentenbank’s participation in this matter was authorized by the Advisory Board of Rentenbank at its meeting on March 29, 2012.

No Material Change

Except as disclosed in this prospectus supplement or the accompanying prospectus, there has been no material adverse change in the financial position of Rentenbank since the date of the last audited financial statements of Rentenbank.

Litigation

To the best knowledge of Rentenbank, except as otherwise disclosed in this prospectus supplement or the accompanying prospectus, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving Rentenbank which would materially adversely affect the financial position of Rentenbank.

Independent Auditors

Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft (formerly Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf) served as independent auditors for Rentenbank for the fiscal year ended December 31, 2010. KPMG AG Wirtschaftsprüfungsgesellschaft served as independent auditors for Rentenbank for the fiscal year ended December 31, 2011. The Bank’s consolidated and unconsolidated financial statements for the years ending December 31, 2011 and 2010 are incorporated by reference into the accompanying prospectus and have been audited by the respective independent auditors as stated in their reports also incorporated by reference therein. Rentenbank prepares both consolidated and unconsolidated financial statements, and its financial statements for the years ending December 31, 2011 and 2010 as well as its future annual financial statements will be available at the offices of the Listing Agent in Switzerland free of charge. The fiscal year of Rentenbank runs from January 1 to December 31.

Clearing Systems and Settlement

The notes have been accepted for clearance through the facilities of DTC, Euroclear and Clearstream, Banking. The CUSIP number for the notes is 515110 BH6, the ISIN code for the notes is US515110BH61and the Common Code for the notes is 084708739. The Swiss Security Number for the notes is 19.849.608.

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PRINCIPAL OFFICE OF LANDWIRTSCHAFTLICHE RENTENBANK

Hochstrasse 2 60313 Frankfurt am Main Germany
FISCAL AGENT Deutsche Bank Trust Company Americas 60 Wall Street, 27th Floor New York, New York 10005	LISTING AGENT BNP Paribas (Suisse) S.A. 2, Place de Hollande 1211 Geneva 11 Switzerland

LEGAL ADVISERS

To Rentenbank as to United States law	To the Underwriters as to United States and German law

SULLIVAN & CROMWELL LLP Neue Mainzer Strasse 52 60311 Frankfurt am Main Germany	HOGAN LOVELLS US LLP 875 Third Avenue New York, New York 10022

HOGAN LOVELLS INTERNATIONAL LLP Untermainanlage 1 60329 Frankfurt am Main Germany

AUDITORS KPMG AG Wirtschaftsprüfungsgesellschaft THE SQUAIRE Am Flughafen 60549 Frankfurt am Main Germany

SWISS PAYING AND TRANSFER AGENT BNP Paribas (Suisse) S.A. 2, Place de Hollande 1211 Geneva 11 Switzerland

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PROSPECTUS

Landwirtschaftliche Rentenbank

DEBT SECURITIES

Landwirtschaftliche Rentenbank (“Rentenbank”), an institution organized under the public law of the Federal Republic of Germany, from time to time may offer up to U.S.$4,000,000,000 (or its equivalent in other currencies or composite currencies or in amounts determined by reference to an index) aggregate principal amount of its debt securities consisting of bonds, notes and/or other evidences of indebtedness (“Securities”). These Securities will be unconditional obligations of Rentenbank.

Under our governing law, the Securities will be effectively backed by the full faith and credit of the Federal Republic. See “Responsibility of the Federal Republic for Rentenbank”.

For each offer and sale of Securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before you invest.

In this prospectus, references to “Rentenbank”, “we” or “us” are to Landwirtschaftliche Rentenbank, and references to “Germany” or the “Federal Republic” are references to the Federal Republic of Germany.

WHERE YOU CAN FIND MORE INFORMATION

Rentenbank files an Annual Report on Form 18-K with the SEC. This annual report includes financial, statistical and other information concerning Rentenbank and the Federal Republic of Germany. You can inspect and copy this annual report at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of the annual report at prescribed rates from the SEC’s Public Reference Room. All filings are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC until we sell all of the securities:

•	Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the year ended December 31, 2009, filed on May 17, 2010.

You may request a copy of these filings at no cost by writing Landwirtschaftliche Rentenbank, Hochstrasse 2, 60313 Frankfurt am Main, Germany.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

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LANDWIRTSCHAFTLICHE RENTENBANK

The following summary information should be read in conjunction with the more complete information included in Rentenbank’s annual report on Form 18-K for the year ended December 31, 2009, as amended.

Overview

Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches.

Our activities and governance structure are regulated by our governing law and our statutes. Under the governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fishing) and the development of rural areas through the extension of credit for:

•	the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream sectors;

•	the sale and warehousing of agriculture and food products;

•	agriculture-related environmental protection, the development of renewable energies and renewable raw materials from agriculture products, the expansion of organic farming and the protection of animals within the agriculture industry;

•	the improvement of infrastructure in rural areas; and

•	agriculture related consumer protection.

We extend credit to German and other European Union public and private sector banks which are active in the financing of the agricultural sector, the food industry and rural areas both by means of traditional loans and by purchasing the debt securities of such banks. We also issue loans to financial institutions for the financing of rural development and infrastructures projects as well as German states (Bundesländer), municipalities and public law special purpose corporations. Finally, we extend credit to specific agencies of the Federal Republic.

As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949.

At December 31, 2009, Rentenbank had total consolidated assets of approximately €77.8 billion. Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis.

Our registered office and headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.

Relationship with the Federal Government

Rentenbank has no shareholders and Germany’s federal parliament exercises ultimate control over Rentenbank through legislative action. For example, our governing law specifies the scope of our activities. The Federal Government exercises supervision of Rentenbank through the Federal Ministry of Food, Agriculture and Consumer Protection which makes its decisions in concert with the Federal Ministry of Finance. We may only be liquidated pursuant to legislative action by the federal parliament.

Anstaltslast. Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:

•	safeguard the economic basis of Rentenbank;

•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and

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•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including our securities or our guarantee of any securities if a substitute obligor is substituted for Rentenbank.

This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations to the holders of any of our securities are fully backed by the full faith and credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the federal parliament.

Understanding with the European Commission. On March, 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the European Union state aid rules. Pursuant to the agreement, the use of advantages for special credit institutions resulting from Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises (“SMEs”), infrastructure, environment-friendly investment, housing as well as co-operation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must either be discontinued by the special credit institutions or be spun-off to legally independent subsidiaries without state support.

With the adoption of the Restructuring Law, the description of our permissible activities in our governing law was conformed to the language in respect of which the Federal Republic and the Commission of the European Union reached an understanding on March 1, 2002.

Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understanding.

Supervision by the Federal Government. Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our Board of Managing Directors with supervision by our Advisory Board, the Federal Republic exercises supervision through the Federal Ministry of Food, Agriculture and Consumer Protection (“Supervising Authority”) which exercises its supervision in concert with the Federal Ministry of Finance.

The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank are consistent with the public interest in particular in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and records and participate in all Advisory Board meetings and General Meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to request a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law. See “Management – Board of Managing Directors”, “Management – Advisory Board”, and “Management – General Meeting” in Rentenbank’s annual report on Form 18-K for the year ended December 31, 2009, as amended.

We are also subject to supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) under the German Banking Act (Gesetz über das Kreditwesen).

USE OF PROCEEDS

As may be more specifically described in the relevant prospectus supplement, the net proceeds from the sale of the Securities will be used to finance our lending activities as described in this prospectus, including the refinancing of existing liabilities.

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DESCRIPTION OF THE SECURITIES

The following briefly summarizes the terms and conditions of the Securities to be offered by Rentenbank in distinct series from time to time, and the Fiscal Agency Agreement in respect of the Securities. Copies of the form of the Securities and the form of the Fiscal Agency Agreement are filed as exhibits to the Registration Statement of which this prospectus is a part. This summary is not complete and is qualified in its entirety by reference to such exhibits. Terms that are used in this prospectus and that are defined in the Fiscal Agency Agreement have the respective meanings given to them in the Fiscal Agency Agreement, unless they are otherwise defined in this prospectus.

General

Rentenbank may issue Securities in distinct series from time to time. This section summarizes the terms of the Securities that are common to all series of Securities. The financial and other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement applicable to your Securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

The prospectus supplement that relates to your Securities will specify the following terms:

•	the title of the Securities;

•	the price or prices at which Rentenbank will issue the Securities;

•	the aggregate principal amount, and any limitation of that amount, of the Securities;

•	the currency in which the Securities will be denominated and the denominations in which Rentenbank may issue the Securities;

•	the maturity date of the Securities, on which Rentenbank must repay principal;

•	the currency or currencies in which Rentenbank may pay principal and interest;

•	the interest rate, if any, which the Securities will bear and, if variable, the method by which the interest rate will be determined;

•	the date from which interest will accrue, and the dates on which Rentenbank must pay interest, and the record dates for payment of interest;

•	whether any amount payable on the Securities will be determined based on an index, price or formula, and how any such amount will be determined;

•	where and how Rentenbank will pay principal and interest;

•	whether and in what circumstances the Securities may be redeemed before maturity;

•	whether the Securities may be issued in fully registered form, in bearer form with interest coupons, or both, and any restrictions on the exchange of one form for the other;

•	in the case of bearer Securities, any applicable United States tax restrictions;

•	whether any part or all of the Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) Securities; and

•	any other terms of the Securities.

If applicable, the prospectus supplement that relates to your Securities will describe whether and in what circumstances they will be exchangeable for other Securities. The prospectus supplement that relates to your Securities will also describe any special United States federal income tax or other considerations applicable to your Securities.

Rentenbank has appointed Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as fiscal agent (the “Fiscal Agent”) in connection with each series of Securities. The duties of the Fiscal Agent

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are governed by a fiscal agency agreement dated October 16, 2001 between Rentenbank and the Fiscal Agent (the “Fiscal Agency Agreement”). The Fiscal Agent for any series will be the same as the Fiscal Agent for any other series. Rentenbank may replace the Fiscal Agent, which is Rentenbank’s agent. The Fiscal Agent is not a trustee for the holders of Securities, nor does it have a trustee’s responsibilities or duties to act for them. So long as no conflict of interest arises, the Fiscal Agent may engage or be interested in any financial or other transaction with Rentenbank.

Rank of Securities

The Securities, when issued, will not be secured by any of Rentenbank’s property or assets and will not be subordinated to any of Rentenbank’s other general obligations. The Securities therefore will rank equally with each other and with all of Rentenbank’s other unsecured and unsubordinated indebtedness, subject to certain exceptions mandated under German law.

Additional Amounts

All payments of, or in respect of, principal of, and interest on, the Securities by Rentenbank or any substitute obligor (as defined under “— Substitution of Rentenbank” below) permitted by the terms of the Securities will be made without deduction or withholding for or on account of any present or future taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of the Federal Republic or any political subdivision thereof or any authority or agency therein or thereof having power to tax (including any such amounts deducted or withheld under any law or directive of the European Union that has the effect of law in the Federal Republic) (“German tax”), unless the withholding or deduction of the German tax is required by law. In that event, Rentenbank or the substitute obligor shall pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder of the Securities after such withholding or deduction shall equal the respective amounts which would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts shall be payable with respect to any Securities:

•	to, or to a third party on behalf of, a holder or beneficial owner of Securities who is liable for such German tax in respect of the Securities by reason of his having some connection with the Federal Republic other than merely holding the Securities or receiving principal, interest or other amounts in respect of the Securities;

•	where any such German tax is imposed or levied otherwise than by deduction or withholding from any payment of principal or interest;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive or law; or

•	which are presented (where presentation is required) for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant Securities to another Paying Agent in a Member State of the European Union.

If Rentenbank or a substitute obligor becomes subject generally at any time to any taxing jurisdiction other than or in addition to the jurisdiction of the Federal Republic, the requirement to pay Additional Amounts shall also apply with reference to such other jurisdiction(s). For the avoidance of ambiguity, in such circumstances, the reference to German tax above will be treated as including any taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of such other taxing jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having the power to tax.

Redemption for Tax Reasons

If Rentenbank or any substitute obligor must pay you additional amounts because of tax law changes effective after the date of the prospectus supplement for your series of Securities in the case of Rentenbank or after the date the substitute obligor became such in the case of a substitute obligor, Rentenbank or the substitute obligor may redeem all of the outstanding Securities in your series. If Rentenbank or the substitute obligor decides to redeem your Securities, it will give you at least 30 days’ notice, and will pay you the principal amount of your Securities plus any accrued interest. Rentenbank or the substitute obligor cannot notify you that

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it will redeem your Securities until 90 days before the earliest date on which it must pay additional amounts if it made payment on your Securities on that date.

Redemption at Holder’s Option

Except as otherwise specified in the prospectus supplement relating to a particular series of Securities, if as a result of a change in the ownership of our capital stock, a change in the laws of the Federal Republic, a change in the official interpretation of those laws, or any action taken by the Federal Republic, its legislative bodies, political subdivisions or courts, our obligations under the Securities are no longer fully backed by the credit of the Federal Republic under the public law principle of institutional liability (Anstaltslast) or by any replacement instrument, the Securities may be redeemed at the option of the holders. Under the terms of the Securities, these events are referred to as “Redemption Events”. After a Redemption Event occurs, Rentenbank will give notice to the Fiscal Agent, who will send each holder a notice of their right to redeem. Holders of the Securities will have 60 days from the time they receive this notice from the Fiscal Agent to return the notice and the certificates representing the Securities to be redeemed. After this 60-day period, holders will not have the option to redeem the Securities unless a new Redemption Event occurs. The redemption price will equal 100% of the principal amount plus any accrued interest.

Events of Default

The holder of any Security may, by written notice to Rentenbank and the Fiscal Agent, to be addressed to the specified office of the Fiscal Agent, declare such Security due and payable immediately if:

•	Rentenbank fails to pay any amount of principal of (and premium, if any) or interest on the Securities of such series within 30 days of the due date for payment thereof; or

•	Rentenbank defaults in the performance or observance of any of its other obligations under or in respect of the Securities of such series (except in any case where such default is incapable of remedy when no such continuation or notice, as is hereinafter mentioned, will be required) and such default remains unremedied for 90 days after written notice requiring such default to be remedied has been delivered to Rentenbank, as the case may be, by hand or by registered mail at the specified office of the Fiscal Agent by such holder; or

•	Rentenbank stops or suspends payment of its debts generally, or announces its inability to meet its financial obligations; or

•	A court opens bankruptcy or other insolvency proceedings against Rentenbank, such proceedings are instituted and have not been discharged or stayed within 60 days, or Rentenbank applies for or institutes such proceedings or takes any action for a readjustment or deferment of its obligations generally or makes a general assignment or composition with or for the benefit of its creditors or declares a moratorium in respect of its indebtedness; or

•	Rentenbank goes into liquidation or is dissolved according to its governing law, unless this is done in connection with a merger, consolidation or other form of combination with or into any other company or entity not involving or arising out of insolvency and such other or new company or entity assumes all of the obligations of Rentenbank under the Securities of such series.

Because each series of Securities shall be independent of each other series, a default with respect to one series of Securities will not, in itself, constitute a default with respect to, or permit the acceleration of maturity of, Securities of a different series, except in the case of the events of default described in the last three bullet points above.

Amendments

Rentenbank and the Fiscal Agent may, without the vote or consent of any holder of Securities, amend the Fiscal Agency Agreement or the Securities of any series in order to:

•	add to the covenants of Rentenbank for the benefit of the holders of Securities;

•	surrender any right or power conferred upon Rentenbank;

•	secure the Securities;

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•	cure any ambiguity or cure, correct or supplement any defective provision of the Fiscal Agency Agreement or the Securities; or

•	amend the Fiscal Agency Agreement or the Securities of such series in any manner which Rentenbank and the Fiscal Agent may determine and which is not inconsistent in any material respect with such Securities and which does not adversely affect in any material respect the interest of any holder of such Securities.

Rentenbank and the Fiscal Agent may also, with the written consent of the holders of a majority of the principal amount of the Securities of any series, modify any of the other terms or provisions of the Securities of that series or, insofar as relates to that series, the Fiscal Agency Agreement. However, each and every holder of the Securities of a series must consent to any amendment or provision of the Securities of that series or the Fiscal Agency Agreement that would:

•	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any Security of that series;

•	reduce the principal amount of any Security of that series, the portion of such principal amount which is payable upon acceleration of the maturity of such Security, the interest rate thereon or the premium payable upon redemption thereof;

•	change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the Securities of that series is payable;

•	shorten the period during which Rentenbank is not permitted to redeem the Securities of that series, or permit Rentenbank to redeem the Securities of such series if, prior to such action, Rentenbank is not permitted to do so;

•	reduce the proportion of the principal amount of the Securities of that series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of those Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given; or

•	change the obligation of Rentenbank to pay additional amounts.

Substitution of Rentenbank

Rentenbank may at any time substitute for itself any other company as principal debtor in respect of the Securities of any series so long as the successor obligor, which we refer to as a substitute obligor, is a company 100% of which is owned, directly or indirectly, by Rentenbank. Any such substitution will not require the consent of holders of the Securities of that series, but Rentenbank will be required to guarantee the obligations of the substitute obligor under those Securities. No substitution may occur unless the substitute obligor is in a position to fulfill all payment obligations under such Securities without being required to withhold tax at source.

A substitution of another company as principal debtor in respect of the Securities of any series is likely to result in the recognition of gain or loss for United States federal income tax purposes by the holders of the Securities of that series and possibly other adverse tax consequences to those holders. Holders should consult their own tax advisors regarding the tax consequences of such a substitution.

Further Issues of Securities of Same Series

Rentenbank may from time to time without the consent of the holders of the Securities issue further Securities having identical terms and conditions so that such further Securities shall form a single series with an outstanding series of Securities.

Rentenbank may offer additional Securities which could be deemed to have original issue discount (“OID”) for United States federal income tax purposes as part of such further issue. Purchasers of Securities of the applicable series after the date of the further issue will not be able to differentiate between Securities sold as part of the further issue and previously issued Securities of that series. Under such circumstances, purchasers of Securities of that series after the further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their Securities. This may affect the price of the previously

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outstanding Securities of the applicable series. Purchasers are advised to consult their own advisors regarding the implications of any future decision by Rentenbank to undertake a further issue of Securities with OID.

Jurisdiction

Rentenbank will accept the jurisdiction of any state or federal court in the City of New York, in respect of any action arising out of or based on the Securities that may be maintained by any holder of those Securities. Rentenbank will appoint Corporation Service Company in the City of New York as its authorized agent upon which process in any such action may be served. Rentenbank will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the Securities brought in any state or federal court in the City of New York.

Rentenbank is also subject to suit in competent courts in the Federal Republic to the extent permitted by German law.

Governing Law

The Fiscal Agency Agreement and the Securities will be governed by, and interpreted in accordance with, the internal laws of the State of New York, except that all matters governing Rentenbank’s authorization of issuance of any Securities shall be governed by the laws of the Federal Republic.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR RENTENBANK

Our obligations are effectively backed by the full faith and credit of the Federal Republic. Under the German administrative law principle of Anstaltslast, or institutional liability, the Federal Republic is responsible for ensuring that we can meet our obligations, including our publicly issued debt securities, or our guarantee of debt securities should a Substitute Obligor be substituted for Rentenbank, when they are due. Under the Anstaltslast principle, the Federal Republic, as the government body establishing an entity with legal capacity such as Rentenbank, has an institutional liability to Rentenbank requiring the Federal Republic to safeguard Rentenbank’s economic basis and to keep it in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under it. However, the Federal Republic is required on its own authority to take steps to enable us to perform our obligations when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including Security holders. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the federal parliament.

DEBT RECORD

Neither Rentenbank nor the Federal Republic has ever defaulted on the payment of, or premium or interest on, any security issued by it.

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GERMAN TAXATION

The following is a general discussion of certain German tax consequences of the acquisition and ownership of Securities offered by Rentenbank. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the Securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of Germany currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

Prospective purchasers of Securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of Securities, including the effect of any state or local taxes, under the tax laws applicable in Germany and each country of which they are residents or nationals.

Income Tax

Securities Held by Tax Residents as Private Assets

Taxation of Interest. Payments of interest on the Securities to holders who are tax residents of Germany (i.e., persons whose residence or habitual abode is located in Germany) are subject to German income tax, and, if applicable, church tax. In each case where German income tax liability arises, a solidarity surcharge (Solidaritätszuschlag) is levied in addition to such tax. If coupons or interest claims are disposed of separately (i.e., without the Securities), the proceeds from the disposition are subject to income tax. The same applies to proceeds from the redemption of coupons or interest claims if the Securities are disposed of separately.

Payments of interest on the Securities to individual tax residents of Germany are generally subject to a flat income tax at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%).

The total investment income of an individual will be decreased by a lump sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for married couples filing jointly), not by a deduction of expenses actually incurred.

If the Securities are held in a custodial account which the holder of Securities maintains with a German branch of a German or non-German bank or financial services institution or with a securities trading business or bank in Germany (the “Disbursing Agent”), or where the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a holder (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery of a coupon, the flat income tax will be levied by way of withholding at the aforementioned rate from the gross interest payment to be made by the Disbursing Agent.

In general, no withholding tax will be levied if the holder of Securities is an individual (i) whose Securities do not form part of the property of a trade or business and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the Securities together with other investment income does not exceed the maximum exemption amount shown on the withholding exemption certificate. Similarly, no withholding tax will be deducted if the holder of Securities has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the relevant local tax office.

If no Disbursing Agent is involved in the payment process the holder of Securities will have to include its income on the Securities in its tax return and the flat income tax of 25% plus solidarity surcharge will be collected by way of assessment.

Payment of the flat income tax will generally satisfy any income tax liability of the holder in respect of such investment income. Holders of Securities may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

Taxation of Capital Gains. From January 1, 2009, also capital gains realized by individual German residents from the disposition or redemption of Securities acquired after December 31, 2008 will be subject to the flat income tax on investment income at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%), irrespective of any holding period. This will also apply to

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Securities on which the principal is effectively repaid in whole or in part although the repayment was not guaranteed.

If the Securities are held in a custodial account which the holder of such Securities maintains with a Disbursing Agent the flat income tax will be levied by way of withholding from the difference between the redemption amount (or the proceeds from the disposition) and the issue price (or the purchase price) of the Securities. If the Securities have been transferred to the custodial account of the Disbursing Agent only after their acquisition, and no evidence on the acquisition data has been provided to the new Disbursing Agent by the Disbursing Agent which previously held the Securities in its custodial account, or where the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a holder (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery of Securities, withholding tax will be levied on 30% of the proceeds from the disposition or redemption of the Securities.

If no Disbursing Agent is involved in the payment process the holder will have to include capital gains from the disposition or redemption of the Securities in its tax return and the flat income tax of 25% plus solidarity surcharge will be collected by way of assessment.

Payment of the flat income tax will generally satisfy any income tax liability of the holder in respect of such investment income. Holders of Securities may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

Securities Held by Tax Residents as Business Assets

Payments of interest on the Securities and capital gains from the disposition or redemption of Securities held as business assets by German tax resident individuals or corporations (including via a partnership, as the case may be), are generally subject to German income tax or corporate income tax (in each case plus solidarity surcharge). Interest and capital gains will also be subject to trade tax if the Securities form part of the property of a German trade or business.

If the Securities are held in a custodial account which the holder of such Securities maintains with a Disbursing Agent, or where the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a holder (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery thereof, tax at a rate of 25% (plus a solidarity surcharge of 5.5% of such tax) will also be withheld from interest payments on Securities and, since January 1, 2009, generally also from capital gains from the disposition or redemption of Securities held as business assets. In these cases, the withholding tax does not satisfy the income tax liability of the holder of Securities, as in the case of the flat income tax, but will be credited as advance payment against the personal income or corporate income tax liability and the solidarity surcharge of the holder.

With regard to capital gains no withholding will generally be required in the case of Securities held by corporations resident in Germany, provided that in the case of corporations of certain legal forms the status of corporation has been evidenced by a certificate of the competent tax office, and upon application in the case of Securities held by individuals or partnerships as business assets.

Securities Held by Non-Residents

Interest and capital gains are not subject to German taxation in the case of non-residents, (i.e., persons having neither their residence nor their habitual abode nor legal domicile nor place of effective management in Germany), unless the Securities form part of the business property of a permanent establishment maintained in Germany. Interest and capital gains may, however, also be subject to German income tax if it otherwise constitutes income taxable in Germany such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate.

Non-residents of Germany are, in general, exempt from German withholding tax on interest and capital gains and from solidarity surcharge thereon. However, if the interest or capital gain is subject to German taxation as set forth in the preceding paragraph and the Securities are held in a custodial account with a Disbursing Agent or the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a non-resident of Germany (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery thereof, withholding tax will be levied as explained above under “— Securities Held by Tax Residents as Private Assets” or under “— Securities Held by Tax Residents as Business Assets,” respectively.

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Inheritance and Gift Tax

No inheritance or gift taxes with respect to any of the Securities will arise under the laws of Germany, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or, in the case of gift tax, neither the donor nor the donee, is a resident of Germany and such Securities are not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in Germany. Exceptions from this rule apply to certain German citizens who previously maintained a residence in Germany.

Other Taxes

No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Securities. Currently, net assets tax (Vermögensteuer) is not levied in Germany.

EU Savings Tax Directive

Under the EU Council Directive 2003/48/EC dated June 3, 2003 on the taxation of savings income in the form of interest payments (the “EU Savings Tax Directive”), each EU Member State must require paying agents (within the meaning of the EU Savings Tax Directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the EU Savings Tax Directive at a rate of 20% from July 1, 2008, and of 35% from July 1, 2011. As from January 1, 2010 Belgium applies the information procedure described above.

In conformity with the prerequisites for the application of the EU Savings Tax Directive, a number of non-EU countries and territories, including Switzerland and Liechtenstein, agreed to apply measures equivalent to those contained in such directive (a withholding system in the case of Switzerland).

In Germany, provisions for implementing the EU Savings Tax Directive were enacted by legislative regulations of the Federal Government. These provisions apply since July 1, 2005.

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UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the Securities and is the opinion of Sullivan & Cromwell LLP, special tax counsel to Rentenbank. It applies to you only if you acquire the Securities that are treated as issued in registered form for United States federal income tax purposes in the offering or offerings contemplated by this prospectus and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a regulated investment company,

•	a person that owns Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes,

•	a person liable for alternative minimum tax,

•	a United States expatriate, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with Securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Please consult your own tax advisor concerning the consequences of owning these Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount Security that is not qualified stated interest, each as defined below under “— Original Issue Discount—General”, you will be taxed on any interest on your Security, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the Securities and original issue discount, if any, accrued with respect to the Securities (as described below under “Original Issue Discount”) constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will, depending on your circumstances, be either “passive” or “general” income for purposes of calculating the foreign tax credit.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a Security, other than a short-term Security with a term of one year or less, it will be treated as a discount Security issued at an original issue discount or “OID” if the amount by which the Security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a Security’s issue price will be the first price at which a substantial amount of Securities included in the issue of which the Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Security’s stated redemption price at maturity is the total of all payments provided by the Security that are not payments of qualified stated interest. Generally, an interest payment on a Security is qualified stated interest if it is one of a series of stated interest payments on a Security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the Security. There are special rules for variable rate Securities that are discussed under “— Variable Rate Securities”.

In general, your Security is not a discount Security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption

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price at maturity multiplied by the number of complete years to its maturity. Your Security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Security has de minimis original issue discount, you must include the amount of such de minimis original issue discount in income as stated principal payments are made on the Security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your Security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the Security.

Inclusion of Original Issue Discount in Income. Generally, if your discount Security matures more than one year from its date of issue, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount Security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount Security for each day during the taxable year or portion of the taxable year that you own your discount Security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount Security and you may vary the length of each accrual period over the term of your discount Security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount Security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount Security’s adjusted issue price at the beginning of the accrual period by your Security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your Security allocable to the accrual period.

You must determine the discount Security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount Security’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below), and then

•	subtracting any payments made on your discount Security in any prior accrual period that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount Security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your Security (other than any payment of qualified stated interest), and

•	your Security’s adjusted issue price as of the beginning of the final accrual period.

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Acquisition Premium. If you purchase your Security for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your Security after the purchase date but is greater than the amount of your Security’s adjusted issue price (as determined under “— General” above), the excess is “acquisition premium”. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the Security immediately after purchase over the adjusted issue price of the Security divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on the Security after the purchase date over the Security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your Security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your Security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your Security is to be made within one year of your Security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Security.

Securities Subject to Contingencies Including Optional Redemption. Your Security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency) whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your Security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your Security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your Security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the Security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your Security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your Security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Security for the purposes of those calculations by using any date on which your Security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your Security as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your Security is repaid

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as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Security by treating your Security as having been retired and reissued on the date of the change in circumstances for an amount equal to your Security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your Security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Securities Purchased at a Premium”) or acquisition premium.

If you make this election for your Security, then, when you apply the constant-yield method:

•	the issue price of your Security will equal your cost,

•	the issue date of your Security will be the date you acquired it, and

•	no payments on your Security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Security for which you make it; however, if the Security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the Security for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount Security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a Security or the deemed elections with respect to amortizable bond premium or market discount Securities without the consent of the Internal Revenue Service.

Variable Rate Securities. Your Security will be a variable rate Security if your Security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15% of the total noncontingent principal payments;

and your Security provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates,

(2)	a single fixed rate and one or more qualified floating rates,

(3)	a single objective rate, or

(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your Security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your Security is denominated; or

•	the rate is equal to such a rate multiplied by either:

(1)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(2)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate;

and the value of the rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

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If your Security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the Security, the qualified floating rates together constitute a single qualified floating rate.

Your Security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Security or are not reasonably expected to significantly affect the yield on the Security.

Your Security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your Security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your Security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your Security will also have a single qualified floating rate or an objective rate if interest on your Security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate Security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your Security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your Security.

If your variable rate Security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your Security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate Security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

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When you determine the fixed rate substitute for each variable rate provided under the variable rate Security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your Security.

If your variable rate Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate Security will be treated, for purposes of the first three steps of the determination, as if your Security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate Security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a Security having a term of one year or less, a short-term Security, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term Securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term Security will be ordinary income to the extent of the OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term Securities, you will be required to defer deductions for interest on borrowings allocable to your short-term Securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term Security, including stated interest, in your short-term Security’s stated redemption price at maturity.

Foreign Currency Discount Securities. If your discount Security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount Security in that foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your Security.

Market Discount

You will be treated as if you purchased your Security, other than a short-term Security, at a market discount, and your Security will be a market discount Security if:

•	you purchase your Security for less than its issue price (as determined above under “— Original Issue Discount—General”); and

•	your Security’s stated redemption price at maturity or, in the case of a discount Security, the Security’s revised issue price, exceeds the price you paid for your Security by at least 1/4 of 1 percent of your Security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Security’s maturity. To determine the revised issue price of your Security for these purposes, you generally add any OID that has accrued and that has not been paid on your Security to its issue price.

If your Security’s stated redemption price at maturity or, in the case of a discount Security, its revised issue price, does not exceed the price you paid for the Security by 1/4 of 1 percent multiplied by the number of complete years to the Security’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount Security, you must treat it as ordinary income to the extent of the accrued market discount on your Security. Alternatively, you may elect to

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include market discount in income currently over the life of your Security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

You will accrue market discount on your market discount Security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the Security with respect to which it is made and you may not revoke it.

If you own a market discount Security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your Security in an amount not exceeding the accrued market discount on your Security until the maturity or disposition of your Security.

Securities Purchased at a Premium

If you purchase your Security for an amount in excess of its principal amount, other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Security by the amount of amortizable bond premium allocable, based on your Security’s yield to maturity, to that year. If your Security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Securities

Your tax basis in your Security will generally be the U.S. dollar cost (as defined below) of your Security, adjusted by:

•	adding any OID, market discount or de minimis original issue discount previously included in income with respect to your Security, and then

•	subtracting any payments on your Security that are not qualified stated interest payments (except for payments in respect of de minimis market discount) and the amount of any amortizable bond premium applied to reduce interest on your Security.

If you purchase your Security with a foreign currency, the U.S. dollar cost of your Security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your Security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your Security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Security. Such gain or loss will generally be treated as United States source gain or loss. If your Security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the Security is disposed of or retired, except that in the case of a Security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your Security, except to the extent:

•	described above under “Original Issue Discount—Short-Term Securities” or “Market Discount”,

•	attributable to accrued but unpaid interest,

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•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

You must treat a portion of the gain or loss that you recognize on the sale or retirement of a Security as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of Securities, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your Security or on the sale or retirement of your Security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your Security is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase Securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss and generally will be United States source gain or loss.

Indexed Securities, Amortizing Securities and Securities Convertible or Exchangeable Into Other Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to Securities the payments on which are determined by reference to any index and other Securities that are subject to the rules governing contingent payment obligations and that are not subject to the rules governing variable rate Securities, and with respect to any amortizing securities and securities that are convertible or exchangeable into other securities.

United States Alien Holders

This subsection describes the tax consequences to a “United States alien holder” of Securities issued by Rentenbank. You are a United States alien holder if you are the beneficial owner of a Security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If you are a United States holder of Securities issued by Rentenbank, this subsection does not apply to you.

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Payment of Interest

Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a Security is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable,

•	and derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Securities

You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the Securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the Securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the Securities in connection with a U.S. trade or business) that recognizes a loss with respect to the Securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Foreign Financial Assets Reporting

Under recently enacted legislation, individuals that own “specified foreign financial assets” (which will generally include the Securities) with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Backup Withholding and Information Reporting

This section describes the backup withholding and information reporting requirements regarding holders of Securities issued by Rentenbank.

United States Holders

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

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•	payments of principal, premium and interest (including OID) on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Pursuant to recently enacted legislation, certain payments on the Securities made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium and interest (including OID) made to you outside the United States by Rentenbank or another non-United States payor,

•	other payments of principal, premium and interest (including OID), and the payment of the proceeds from the sale of a Security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

(1)	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

(2)	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

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unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

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PLAN OF DISTRIBUTION

Rentenbank may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the Securities offered thereby. Each prospectus supplement with respect to Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the price of such Securities or the basis on which the price will be determined and the net proceeds to Rentenbank from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of Securities, underwriters may receive compensation from Rentenbank or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discount or commission received by them from Rentenbank and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Act”). Any such underwriter or agent will be identified, and any such compensation received from Rentenbank will be described, in the prospectus supplement.

If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by Rentenbank to one or more purchasers, or through agents designated by Rentenbank from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by Rentenbank to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Under agreements which may be entered into by Rentenbank, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Rentenbank against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for Rentenbank in the ordinary course of business.

If so indicated in the prospectus supplement, Rentenbank will authorize underwriters or other persons acting as Rentenbank’s agents to solicit offers by certain institutions to purchase Securities from Rentenbank pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Rentenbank. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

Limitations on sales to United States persons of Securities sold in bearer form, if any, will be described in the prospectus supplement relating thereto.

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VALIDITY OF THE SECURITIES

The validity of each series of Securities will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of each series of Securities will also be passed upon by Hogan Lovells US LLP. Hogan Lovells US LLP may rely as to all matters of German law on the opinion of the in-house legal advisors of Rentenbank. The in-house legal advisors of Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Hogan Lovells US LLP. All statements in this prospectus with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

The Federal Republic will not waive any immunity from jurisdiction or appoint an agent in the United States for service of process for any purposes; the Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure. See also “Responsibility of the Federal Republic for Rentenbank”.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST RENTENBANK

We are located in Germany and the members of the Management Board and the Advisory Board, as well as the experts and governmental officials referred to in this prospectus, are nonresidents of the United States, and all or a substantial portion of the assets of Rentenbank and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service within the United States upon such persons, or to realize in the United States upon judgment of United States courts against such persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon such securities laws and as to the enforceability in such courts of judgments of United States courts including judgments imposing liabilities predicated upon such securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of Rentenbank and the Federal Republic in the United States for purposes of the Securities Act is German American Chamber of Commerce Inc., 75 Broad Street, Floor 21, New York, New York 10004.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Elke Kallenbach in her official capacity as Ministerialrätin in the Federal Ministry of Finance. The documents referred to in the information incorporated herein by reference relating to the Federal Republic as being the sources of financial or statistical data set forth therein are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its website, which are official public documents of these international organizations.